Jim Kearns
12 Old Mill Close
Old Mill Lane
Uxbridge, Greater London Area
United Kingdom UB8 2BS
Re: Employment Agreement
Dear Jim:
This letter agreement (“Agreement”) sets forth the terms of your employment with ZAGG International Distribution Limited, a corporation organized under the laws of Ireland (“ZAGG International” or the “Company”), effective as of the Effective Date, as defined below. The Company is a wholly-owned subsidiary of ZAGG Inc (“ZAGG”), a Delaware corporation.
Excluding the Change of Control Agreement between you and the Company dated the same date as this Agreement (“Change of Control Agreement”), this Agreement amends and restates in its entirety any prior understanding or agreement regarding employment between you and the Company, ZAGG, or any entity affiliated with, or controlled by, the Company or ZAGG (each an “Affiliate”).
1.Position and Duties. You shall be employed by the Company as its Chief Operating Officer and shall also function as the Chief Operating Officer of ZAGG. In these positions, you shall have the duties and authority consistent with the duties and authority of a chief operating officer of a public company in the mobile accessories industry of a size comparable to the Company and ZAGG. In addition, you may be asked from time to time to serve as a manager, director or officer of one or more of the Affiliates, without additional compensation. Your employment with the Company shall be on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, judgment, energy and skill exclusively to the advancement of the business interests of the Company, ZAGG and the Affiliates (collectively, the “ZAGG Entities” and individually, a “ZAGG Entity”), and to fully discharge your duties and responsibilities for them. Notwithstanding the foregoing, unless and until you permanently reside in the United States of America, you shall not have the authority to negotiate or conclude contracts on behalf of the Company or ZAGG. You shall report directly to the Chief Executive Officer of the Company and ZAGG. Your principal place of employment will be in or around London, England. You also will visit ZAGG’s headquarters in or around Midvale, Utah, USA, and the Company’s headquarters in Ireland from time to time.
2.Term of Employment. Your employment with the Company shall commence as of your starting date (the “Starting Date”) and shall continue, subject to the remaining terms of this Agreement until terminated by either party giving the other not less than three (3) months prior notice in writing (“Notice Period”). Notwithstanding the provisions of this clause the Company may, in its sole and absolute discretion, terminate your employment under this Agreement at any time and with immediate effect by notifying you of this fact and making to you a payment in lieu of your Notice Period (“Payment in Lieu”). This Payment in Lieu will be equal to your Base Salary only (as of the date notice of termination is given) which you would have been entitled to receive under this Agreement during the Notice Period (or, if notice has already been given, during the remainder of the Notice Period) less income tax and National Insurance contributions.
3.Continuous Employment. No employment with a previous employer counts towards your period of continuous employment with the Company.
4.Working Hours. Your normal working hours shall be from 8:00 a.m. to 5:00 p.m. Monday through Friday and such additional hours as are necessary for the proper performance of your duties. Regulation 4(1) of the Working Time Regulations 1998 (the “Regulations”) limits the average working week (calculated in accordance with the Regulations) of each worker to a maximum of 48 hours. You agree to opt out of this part of the Regulations. Should either the Company or you wish to terminate this opt-out, then the Company or you may do so by giving the other not less than three months’ written notice. You will comply with any policy of the Company in force from time to time concerning the maintenance of records of the hours that you work.
5.Compensation. The Compensation Addendum attached hereto as Exhibit A describes certain components of your compensation for the 2018 fiscal year. Annually thereafter during the term of your employment you will be provided with a new Compensation Addendum which will set forth the elements of your compensation for the applicable fiscal year as approved by the Compensation Committee of the Board of Directors of ZAGG. After you receive and sign subsequent versions of the Compensation Addendum, or otherwise agree to the compensation terms set forth in subsequent versions of the Compensation Addendum by continuing your employment with the Company or otherwise, such terms shall be deemed incorporated herein by reference. You will be compensated for your services to the ZAGG Entities, subject to your full performance of your obligations hereunder, as described below and in the applicable Compensation Addendum. Although the compensation to be paid to you is stated in U.S. Dollars below and in the Compensation Addendum, you will be paid in British pounds sterling (“GBP”) in an equivalent amount to the amount shown below and in the Compensation Addendum unless your place of residence changes to the United States.
(a)Sign-on Bonus. Upon the commencement of your employment with ZAGG International, you will be paid a sign-on bonus in an amount equal to US$100,000.
(b)Base Salary. Your annual base salary (“Base Salary”) is set forth in the Compensation Addendum and is prorated for any partial calendar year.
(c)Target Performance Cash Potential (STI). Your Target Performance Cash Potential is described in the Compensation Addendum. Each calendar year, ZAGG’s Compensation Committee will determine whether to provide an annual Target Performance Cash Potential, the metrics which must be achieved to receive the Target Performance Cash Potential and the amounts to be paid in connection with the achievement or partial achievement of any Target Performance Cash Potential. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, (i) the earned portion of the Target Performance Cash Potential will be paid no more than 90 days after the close of the fiscal year, (ii) ZAGG reserves the right to amend, change, or cancel any Target Performance Cash Potential arrangement in its sole discretion and (iii) you must be employed through the date the Target Performance Cash Potential is paid in order to be eligible to receive it.
(d)Target Performance Equity Potential (LTI). Your Target Performance Equity Potential is described in the Compensation Addendum. Each calendar year, ZAGG’s Compensation Committee will determine whether to provide an annual Target Performance Equity Potential, the metrics which must be achieved for you to receive the Target Performance Equity Potential and the equity amount you will receive in connection with the achievement or partial achievement of any Target Performance Equity Potential. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, (i) the earned portion and/or vesting of any Target Performance Equity Potential for the fiscal year will be determined no more than 90 days after the close of that fiscal year, (ii) ZAGG reserves the right to amend, change, or cancel any Target Performance Cash Potential arrangement in its sole discretion and (iii) you must be employed through the date such Target Performance Equity Potential vests in order to be eligible to receive it.
(e)Other Compensation. Other types of cash or equity compensation (e.g., time-based stock grants) may, in the discretion of ZAGG’s Compensation Committee, be described in the Compensation Addendum. The metrics associated with earning the other compensation described in the Compensation Addendum, or greater or lesser amounts if any, shall be set forth in the applicable Compensation Addendum. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, you must be employed through the date such other compensation vests in order to be eligible to receive it.
(f)Holiday Entitlement. The Company's holiday year runs from January 1 through December 31. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis. You shall be entitled to 28 days' paid holiday in each holiday year which includes the usual public holidays in England and Wales. If on termination of this Agreement you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you or otherwise one day's pay for each excess day of salary.
(g)Pension. The Company will comply with its employer pension duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.
(h)Insurance Coverage and Other Benefits. You will have the right, on the same basis as other similarly-situated executives of the Company, to participate in and to receive coverage under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement policy and other employee benefit plans or policies, except to the extent that such plans are duplicative of benefits otherwise provided for in this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law, including without limitation, applicable tax rules. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(i)Temporary Housing. When visiting ZAGG’s headquarters in Utah, you will be provided temporary housing in an apartment, hotel or other residential facility, as determined by the Company, at no cost to you.
(j)Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
(k)Relocation Allowance. In the event that you become an employee of ZAGG and relocate to Utah in the future, ZAGG has advised us that it will reimburse certain of your relocation expenses incurred and paid by you, or will pay certain relocation expenses on your behalf, in an amount not to exceed US$40,000, the details of which will be set forth in a separate writing at the time of your relocation.
6.Voluntary Termination. In the event that you voluntarily resign on notice from your employment with the Company without Good Reason (as defined in Paragraph 7), your employment terminates as a result of your death or Disability (as defined in Paragraph 8(c)), or, once you able to relocate to Utah under applicable U.S. immigration laws, you terminate (which includes a termination by natural agreement of the parties) your employment with the Company to relocate to Utah and/or enter into an employment agreement with ZAGG or your employment ends as a result of your decision not to relocate to Utah and/or enter into an employment agreement with ZAGG that compensates you at the same level as you are compensated under this Agreement and contains other terms consistent with those terms contained in the employment agreement of other ZAGG executive officers (“executive officer employment agreement with ZAGG”), you will be entitled to no compensation or benefits from the Company other than those earned and vested under Paragraph 5 through the date of your termination and Payment in Lieu if applicable. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.
7.Resignation for Good Reason. During the twelve (12) month period after the Effective Date, you may notify the Company in writing that you intend to terminate your employment with the Company for Good Reason by giving to the Company, within thirty (30) days of the event that you contend constitutes Good Reason, a written notice setting forth in reasonable detail the facts and circumstances you claim give you Good Reason to resign. If the Company fails to cure the circumstances you claim give you Good Reason to resign within thirty (30) days after the notice is given, and your employment ends by virtue of you having given such notice, and if it is determined that your resignation was for Good Reason, and you are not otherwise entitled to compensation and benefits under the Change of Control Agreement based on a resignation for Good Reason, then the Company shall pay you the same severance pay as defined in Paragraph 8(b) below (“Severance Pay”); provided however, that you must sign a separation or settlement agreement (“Settlement Agreement”) containing a general release of known and unknown claims in a form satisfactory to the Company in order to receive such Severance Pay.
(a)For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company or ZAGG without your consent within twelve (12) months after the Effective Date: (i) a change in your position with the Company or ZAGG which materially diminishes your duties, responsibilities, or authority; (ii) a material diminution of your Base Salary; (iii) following a relocation to Utah, a subsequent relocation of your principal place of employment by more than forty (40) miles; (iv) a material breach of this Agreement by the Company which remains uncured after reasonable notice and an opportunity to cure as provided in Paragraph 7 above; or (v) the Company’s failure to secure the written assumption of its material obligations under this Agreement from any successor to the Company. For the avoidance of doubt, Good Reason does not include electing to relocate to Utah and/or enter into an executive officer employment agreement with ZAGG or electing not to relocate to Utah and/or enter into an executive officer employment agreement with ZAGG.
(b)Notwithstanding the foregoing, (i) if you timely give notice of your intent to resign your employment for Good Reason within twelve (12) months of the Effective Date but it is determined that there is no Good Reason for your resignation, (ii) if you give notice of your intent to resign your employment for Good Reason more than twelve (12) months after the Effective Date, or (iii) if you are entitled to receive compensation and benefits under the Change of Control Agreement based upon your resignation for Good Reason, your resignation shall be treated as a Voluntary Termination under Paragraph 6 above and you will not be entitled to any compensation or benefits from the Company in connection with your resignation pursuant to this Paragraph 7 and you will not be entitled to any compensation or benefits in connection with your resignation other than those earned and vested under Paragraph 5 through to the date of your termination and Payment in Lieu if applicable.
8.Other Termination. Your employment may be terminated by the Company under the circumstances set forth below.
(a)Termination for Cause. If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned and vested under Paragraph 5 through to the date of your termination for cause and such termination may be without notice or Payment in Lieu. For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment records or records of any ZAGG Entity or any act of gross misconduct; (ii) improper disclosure of any confidential or proprietary information belonging to any ZAGG Entity resulting in damage to a ZAGG Entity; (iii) any action or inaction by you which has a material detrimental effect on any ZAGG Entity’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from a ZAGG Entity to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties under this Agreement, (vi) your failure to cooperate in good faith with a governmental or internal investigation of a ZAGG Entity or its directors, officers or employees, if a ZAGG Entity has requested your cooperation or (vii) once you are able to relocate to Utah under applicable U.S. immigration laws, you decide not to relocate to Utah and/or enter into an employment agreement with ZAGG that compensates you at the same level as you are compensated under this Agreement and contains other terms consistent with those terms contained in the executive officer employment agreement with ZAGG.
(b)Termination without Cause. If your employment is terminated by the Company without cause (which does not include termination as a result of (i) your death or Disability, or (ii) once you are able to relocate to Utah under applicable U.S. immigration laws, you terminate your employment with the Company to relocate to Utah and/or enter into an executive officer employment agreement with ZAGG or your employment is terminated because you refuse to relocate to Utah and/or enter into an executive officer employment agreement with ZAGG, and you are not otherwise entitled to compensation and benefits under the Change of Control Agreement based upon the termination of your employment without Cause as defined in the Change of Control Agreement, you will receive Severance Pay as described below, provided that you sign a Settlement Agreement containing a general release of known and unknown claims in a form satisfactory to the Company.
(i) The Severance Pay that you will receive pursuant to Paragraph 6(b) will be in an amount equal to nine (9) months of your Base Salary in effect on the date of the termination of your employment with the Company, payable in eighteen (18) equal installments, with the first payment to be made on the first regularly scheduled Company payday following the effective date of the Settlement Agreement, and the remaining seventeen (17) payments to be made on the following seventeen (17) regularly scheduled Company paydays, in accordance with the Company’s regular payroll practices.
(ii)Notwithstanding the foregoing, if you are entitled to receive compensation and benefits under the Change of Control Agreement based upon the termination of your employment without Cause as defined in the Change of Control Agreement, you will not be entitled to any compensation or benefits from the Company pursuant to Paragraph 8(b) and you will not be entitled to any compensation or benefits from the Company in connection with your termination other than those earned and vested under Paragraph 6 through to the date of your termination.
(c)Definition of Disability. For purposes of this Agreement, “Disability” means (i) your inability, by reason of physical or mental illness or other cause, to perform your duties hereunder on a full‑time basis for a period of 90 days in any one year period, or (ii) in the discretion of the Board, as such term is defined in any disability insurance policy in effect at the Company during the time in question.
9.Collective Agreement. There is no collective agreement which directly affects your employment under this Agreement.
10.Disciplinary and Grievance. You are subject to the Company's disciplinary and grievance procedures, copies of which are available from the Company’s H.R. manager. These procedures are non-contractual and do not form part of this Agreement.
11.Data Protection. The Company will collect and process information relating to you in accordance with the Company’s privacy notice. You shall comply with the Company’s data protection policy when handling personal data in the course of employment, including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. You will also comply with the Company's protection of the Company’s business interests policy, use of the Company’s electronic, Internet and communications systems policy, and social networking policy. Failure to comply with any of the policies listed above may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
12.Confidential and Proprietary Information. As a condition of your continued employment, you must sign the current version of the ZAGG International Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached to this Agreement as Exhibit B, governing non-competition, employee confidentiality, and assignment of inventions agreement.
13.Effective Date. This Agreement shall take effect at such time as it has been signed by you and the Company (“Effective Date”).
14.Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
15.Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
16.Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.
17.Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.
18.Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
19.Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement, your employment with the Company, or your involvement with any of the ZAGG Entities, shall be resolved exclusively by the courts of England and Wales.
20.Third Party Rights. No one other than a party to this Agreement shall have any right to enforce any of its terms.
21.Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement nor affect its terms and provisions.
22.Construction. You and the Company have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against either you or the Company as the drafter thereof.
23.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
24.Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company regarding the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the terms of any prior agreement between you and the Company are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
25.YOUR ACKNOWLEDGEMENT. YOU HAVE READ AND UNDERSTAND THE AGREEMENT, ARE FULLY AWARE OF ITS LEGAL EFFECT, AND HAVE ENTERED INTO IT FREELY BASED ON YOUR OWN JUDGMENT AND NOT BASED ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.
ZAGG INTERNATIONAL DISTRIBUTION LIMITED
By: /S/ CHRIS AHERN
Chris Ahern
CEO of ZAGG Inc and ZAGG International Distribution Limited
Accepted and agreed this 13th day of August, 2018:
/S/JIM KEARNS
Jim Kearns

Exhibit “A”
2018 Compensation Addendum

Jim Kearns (COO)	2018
Base Salary	$400,000
Target Performance Cash Potential (STI)	$160,000
Target Performance Equity Potential (LTI)	$225,000
Total Opportunity	$785,000

Exhibit “B”
Confidentiality, Non‐Competition and Inventions Agreement
THIS NONDISCLOSURE, NONCOMPETITION AND INVENTIONS AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of August, 2018 (the “Effective Date”), by and between
Jim Kearns (“Employee”) and ZAGG International Distribution Limited and its Affiliates (collectively the “Company”). This Agreement governs only those aspects of the employment relationship between Company and Employee that are specifically addressed herein.

1.
Consideration. Employee agrees to the covenants and obligations contained in this Agreement in exchange for the Company’s agreement to employ, or to continue to employ, Employee and provide Employee with the benefits of employment by the Company, including salary, wages and/or other benefits as may be applicable. Employee acknowledges and agrees that the Company would not employ or continue to employ Employee without Employee’s agreement to the covenants and obligations contained herein.

2.
No Effect on At-Will Employment. Employee acknowledges and agrees that nothing in this Agreement modifies or changes the at-will nature of Employee’s employment or either party’s ability to terminate the employment relationship at any time, with or without notice and without or without cause and without following any procedure or formality.

3.	Nondisclosures of Confidential Information.

a.
Definition of Confidential Information. As used herein, the term “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no violation of law or of a contractual duty, and through no fault of the Employee.

b.
Non-Disclosure and Unauthorized Use of Confidential Information. Employee shall not at any time, directly or indirectly, use, disclose, copy, sell, or divulge any Confidential Information except as required in connection with the performance of his duties for the Company, and except to the extent required by law (but only after the Employee has provided the Company with reasonable notice and opportunity to take action concerning any legally required disclosure).

c.
Return of Property Upon Termination. Upon the termination of the Employee’s employment with the Company or upon the Company’s request at any time and for any reason, the Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in his/her possession which contain or relate to Confidential Information. Employee agrees to participate in an exit interview to facilitate such transfer.

4.	Ownership and Assignment of Developments.

a.
Inventions and Developments. All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Employee, either alone or in conjunction with others, at any time or at any place during the Employee’s employment with the Company, whether or not under this Agreement and whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or in which the Company plans to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Employee, unless otherwise agreed by an officer of the Company in writing. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Employee are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

b.
Assignment of Developments. Employee shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Employee will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain, enforce and defend the Company’s rights in such Development. Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Employee’s death or incapacity), to act for and in Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings or such other similar documents with the same legal force and effect as if executed by the Employee.

c.
Prior Inventions. Attached hereto as Exhibit A is a list of all Developments made by Employee prior to Employee’s employment with the Company (collectively, the “Prior Inventions”), which belong to Employee and which relate to the business of the Company and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, service, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine, or any enhancements or extensions thereof, unless otherwise agreed by the parties in writing.

5.	Noncompetition.

a.
Covenant Not to Compete. During the term of Employee’s employment and for twelve (12) months thereafter (the “Non-Compete Period”), Employee shall not, in any manner, directly or indirectly, in the Restricted Territory (as defined hereafter): (a) engage or invest in, (b) own, manage, operate, finance, control, (c) participate in the ownership, management, operation, financing, or control of, or (d) be employed by, work for or with, or in any way assist, any business, person, firm, corporation, partnership, limited liability company, governmental or private entity, or any other entity or whatever kind, engaged the Restricted Business (as defined hereafter) without the prior written authorization of an officer of the Company. Nothing contained in this Agreement, including this Section 5(a), shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Employee has no active participation in the business of such corporation. For purposes of this Agreement, the term “Restricted Business” means the design, manufacture, marketing, sales or distribution of accessories for consumer mobile electronic devices. The term “Restricted Territory” means the geographic area consisting of the United States of America or anywhere else in the world where the Company does business or is planning to do business as of the date of the termination of Employee’s employment.

b.	Non-Solicitation of Other Employees. During the term of Employee’s employment and for twelve
(12) months thereafter (the “Employee Non-Solicitation Period”), Employee shall not directly or indirectly solicit, induce, recruit or encourage any person employed by or otherwise providing services to the Company to terminate his or her employment or services with the Company or to take employment with another person, including, without limitation Employee; any other entity controlled or organized by Employee or in which Employee is an officer, director, or agent; and any other entities that are competitive or are potentially competitive with the Company.

c.
No Solicitation of Customers or Suppliers. During the term of Employee’s employment with Company and for a period of twelve (12) months thereafter (the “Customer and Supplier Non- Solicitation Period”), Employee agrees not to divert or attempt to divert from the Company (or any Affiliate of the Company) any business of any kind, including without limitation the Company’s customers, clients, prospective clients (as defined herein), members, investors, business partners, vendors or suppliers. The term “Prospective Client” means any company or person to whom Company has sold products or services in the past or with whom Company has had contact during the term of Employee’s employment for the purpose of marketing or offering its products or services.

d.
No Unrelated Business with Customers. During Employee’s employment with Company, unless Company agrees in writing, Employee will not contact or initiate discussions, directly or indirectly, with any customer or prospective customer of Company to attempt to sell such customer any product or service other than Company’s products or services.

e.
No Competitive Planning. During the term of his employment with Company, Employee agrees not to prepare to compete with the Company or to otherwise engage in any planning or activities relating to business interests that would be competitive or potentially competitive with the business of Company.

f.
Communication of Contents of Covenants. During the Non-Compete Period, Employee shall communicate the contents of this Section 5 to any person (including any business) that Employee intends to be retained or employed by, associated with, or represent and which Employee knows is engaged in whole or part in the Restricted Business in the Restricted Territory.

g.
Tolling of Covenant. Company and Employee acknowledge that, to be effective in protecting and preserving Company’s legitimate business interests (including Company good will and Confidential Information), the Non-Compete Period, the Customer and Supplier Non-Solicitation Period, and the employee Non-Solicitation Period must run continuously without interruption caused by a violation of Section 5 of the Agreement for twelve (12) months. If it is judicially determined that Employee has violated any of his or her obligations under Section 5 of this Agreement, then the Non-Compete Period, the Employee Non-Solicitation Period and alternatively or additionally the Customer and Supplier Non-Solicitation Period, as the case may be, will automatically restart such that a continuous eighteen month period without violations will run.

h.
Employee’s Acknowledgment. Employee acknowledges that the obligations of Employee under this Section 5 (including the geographic boundaries, scope of prohibited activities and the time duration of the provisions) are reasonable in the context of the nature of the Restricted Business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations, and are no broader than are necessary to protect the legitimate business interests of the Company. Employee further acknowledges that the Company would not have retained Employee in Company’s employment employed Employee in the absence of this Section 5 and the other covenants and representatives and warranties of Employee made herein, which Employee acknowledges constitutes good, valuable and sufficient consideration. Employee also acknowledges that, in the event Employee’s employment with the Company is terminated for any reason, Employee will be able to earn a livelihood without violating his obligations under this Section 5 and that Employee’s ability to earn a livelihood without violating such obligations is a material condition to Employee’s employment and continued employment with the Company.

6.
Specific Performance. The parties agree (a) that it is impossible to measure in money the damages that will accrue to the Company if Employee fails to perform his obligations under this Agreement that failure by Employee to perform such obligations may result in irreparable damage to the Company, and (c) that specific performance of Employee’s obligations may, therefore, be obtained by suit in equity. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this Agreement, without the requirement of posting any bond or the necessity of proof of actual damage. Without limiting the generality of the preceding sentence, the Company shall be entitled to an injunction from any federal or state court located in the County of Salt Lake, in the State of Utah restraining Employee from committing or continuing any violation of this Agreement. Employee will not assert, and hereby knowingly and intentionally waives, any claim or defense in any action or proceeding to enforce any provision hereof that the Company has or had adequate remedy at law.

7.
Disclosure of Covenants. Employee authorizes the Company to notify others, including but not limited to customers of Company or Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities hereunder.

8.	Disclosure of Employee’s Non-Disclosure, Non-Compete and Non-Solicitation Covenants with Former Employers or Others.

a.
Employee represents and warrants to the Company that, except as otherwise disclosed by Employee to the Company in a writing attached to this Agreement as Exhibit B, Employee is not a party to, or subject to, any written, verbal, express or implied contract, agreement or covenant, including without limitation, a non-disclosure covenant, non-compete covenant, customer non- solicitation covenant, or employee non-solicitation covenant, that limits or restricts, or purports to limit or restrict, in any way Employee’s right or ability to work for Employer at any time, in any capacity, or in any geographic location or that may conflict with the performance by Employee of any of Employee’s obligations to the Company pursuant to this Agreement or otherwise. The Parties acknowledge that the Company is relying on this representation and warranty in entering into this Agreement with Employee.

b.
Employee agrees to hold the Company harmless, and to indemnify it, from any and all suits, claims or demands against Employer (including, without limitation, threatened suits and threatened claims) arising out of any such contracts, agreements or covenants to which Employee is or was a party that Employee fails to disclose to Employer in a writing attached hereto as Exhibit B, including all reasonable attorneys’ fees and costs incurred by Employer in the enforcement of this hold harmless clause and/or in the defense of any suit, claim or demand (or threatened suit or threatened claim) arising from any such undisclosed contract, agreement or covenant.

c.
In the event that the representation in subparagraph (a) is untrue, or in the event that Employee has mistakenly advised the Company regarding Employee’s obligations to any prior employer or other third party, the Company reserves the right to rescind or terminate this Agreement, and to terminate Employee’s employment with the Company if Employee already has become employed with the Company, without penalty.

d.
If a former employer of Employee or any other third party makes a demand, asserts a claim or brings an action against Employee seeking to enforce a non-disclosure, non-compete, non- solicitation or other restrictive covenant contained in any contract, agreement or covenant entered into by Employee (regardless of whether the contract, agreement or covenant is disclosed in a writing attached hereto as Exhibit B) or to recover damages for Employee’s alleged breach thereof, Employee shall be responsible to pay the attorneys’ fees and costs incurred by Employee in defending against such demand, claim or action or, if the Company pays for any such attorneys’ fees and costs incurred by Employee in defending against such an action, to reimburse the Company for such attorneys’ fees and costs that the Company pays in defending against such an action.

9.
Prohibition against Use or Disclosure of Another Company’s Confidential Information. Employee represents and acknowledges that the Company has informed Employee that Employee is prohibited from disclosing to the Company or any of its employees, customers, vendors or agents, using during Employee’s employment with the Company, or inducing or causing the Company or any of its employees, customers, vendors or agents to use, any confidential, trade secret, or proprietary information belonging to any individual or entity other than the Company. Employee agrees that Employee will not disclose to the Company or any of its employees, customers, vendors or agents, use during Employee’s employment with the Company, or induce or cause the Company to use any such information during Employee’s employment with the Company.

10.	Survival. The terms and provisions of the Company’s and Employee’s obligations or agreements under this Agreement shall survive any termination of Employee’s employment.

11.	General Provisions.

a.
Severability. If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

b.	Remedies. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

c.
Assignment. This Agreement may be assigned or transferred by the Company to any person or entity, including but not limited to ZAGG or any of its affiliates; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

d.
Amendments and Waivers. This Agreement may not be modified, amended, or changed except by an instrument in writing, signed by an officer of the Company. No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.

e.
Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreement regarding the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

f.
Further Instructions. The parties hereto agree that they will execute any and all other documents or legal instruments that may be necessary or required to carry out and effectuate all of the provisions hereof.

g.
Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of England and Wales.

Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the courts of England and Wales. Each party hereby irrevocably, and knowingly and intentionally waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgement.

h.
WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

i.
Attorneys’ Fees. The prevailing party in any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement or Employee’s employment with the Company shall be reimbursed by the party who does not prevail for their reasonable attorneys’, accountants’, and experts’ fees and for the costs of such proceeding. The provisions set forth in this Section shall survive the merger of these provisions into any judgement.

j.
Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement nor affect its terms and provisions.

k.
Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and no provision of this Agreement shall be construed against either party as the drafter thereof.

l.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

m.
EMPLOYEE ACKNOWLEDGEMENT. EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT EMPLOYEE DEEMS NECESSARY OR APPROPRIATE, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

/S/JIM KEARNS
Jim Kearns